Exhibit 10.4

DEVELOPMENT MANAGEMENT AGREEMENT

THIS AGREEMENT made as of the              day of .

A M O N G

[   ], a corporation incorporated under the laws of the Province of Ontario

(the "Owner")

- and -

LORENZO DEVELOPMENTS INC., a corporation incorporated under the laws of the Province of Ontario

(the "Development Manager")

WHEREAS the Owner is the legal owner of certain lands (hereinafter referred to as the “Lands”) located in the City of Toronto, municipally identified as [   ], Toronto, Ontario, and more particularly described in Schedule “A” attached hereto;

AND WHEREAS the Owner has agreed that the Development Manager shall be engaged as the agent for the Owner to provide supervision and management of the Project (as hereinafter defined) to be constructed on the Lands, upon the terms and conditions hereinafter set forth.

NOW THEREFORE in consideration of the material covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1	Definitions. In this Agreement, the following words shall have the following meanings respectively:

(a)	“Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereunder”, and similar expressions mean or refer to this Agreement as amended from time to time, and the expressions “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement.

(b)	“Applicable Laws” means, with respect to any person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law or applicable to such person, property, transaction, event or other matter.

(c)	“Approved by the Owner” or “Approval of the Owner” or “Approval” shall mean the written approval of the board of directors of the Owner.

(d)	“Approved Development Budget” means the budget setting forth in detail all development costs for the Project, including the breakdown of total estimated construction costs into all appropriate categories of costs, which has been prepared by the Development Manager and Approved by the Owner as the same may be hereafter amended from time to time with the Approval of the Owner. Any reference to the Approved Development Budget shall be a reference to the Approved Development Budget then in place for the period of time in question.

(e)	“Architect” means such architectural firm as may be appointed by the Development Manager in connection with the Project, such appointment being subject to the Approval of the Owner.

(f)	“Claims” has the meaning ascribed thereto in Section 10.4.

(g)	“Construction Costs” means the aggregate, without limitation or duplication, of all bona fide Construction Related Hard Costs and Construction Related Soft Costs actually incurred by the Owner, in accordance with the Approved Development Budget with respect to the work performed, services rendered and materials supplied in connection with the re-development, development and construction of the Project Building in accordance with the Development Plan.

(h)	“Construction Manager” means such construction management company as may be appointed by the Development Manager in connection with the Project, such appointment being subject to the Approval of the Owner.

(i)	“Construction Related Hard Costs” or “Hard Costs” means the actual out-of-pocket costs commonly referred to in the construction industry as “hard costs”, incurred in respect of the Project and as set out in the Approved Development Budget, being the cost of all materials, labour, site supervision, and other similar costs, but for greater certainty excluding Soft Costs.

(j)	“Construction Related Soft Costs” or “Soft Costs” means the actual out-of-pocket costs that are not Construction Related Hard Costs and that are commonly referred to in the construction industry as “soft costs”, incurred in respect of the Project, including:

(i)	the cost of all insurance in connection with the Project;

(ii)	the cost of all fees payable to third parties for services rendered (including architectural, engineering, consulting, legal and audit fees and all other Consultant fees) other than by the Development Manager, in connection with the planning, development and completion of the Project;

(iii)	the cost of third party advertising, promotion and public relations in respect of the marketing of the Project;

(iv)	the costs of third party marketing and selling of Units in the Project (including fees and commissions payable to third parties and sales inducements or promotions);

(v)	the cost of operating the Project until sales of Units have closed; and

(vi)	Tarion fees and excess deposit insurance premiums, but for greater certainty does not include the following which are the responsibility of the Development Manager at its sole cost and expense as part of the Development Management Fee:

(vii)	the cost of head office, telephone and other communication charges, printing and similar sundry head office out-of-pocket costs and expenses in respect of the Project;

(viii)	the cost to the Development Manager of all head office personnel utilized by the Development Manager in performance of the Development Manager’s duties or the provision of services by the Development Manager hereunder.

(k)	“Contracts” means all contracts necessary for the efficient development, construction and sale of the Project entered into by the Owner, or once Approved by the Owner, by the Development Manager as the agent of the Owner.

(l)	“Consultants” means the Architect, mechanical engineers, structural engineers, acoustic engineers, geo-technical consultants, environmental consultants, planning consultants, real-estate brokers, trade contractors, suppliers and any other consultants necessary for the efficient development and construction of the Project and the sale and marketing of the underlying Units.

(m)	“Development Plan” has the meaning ascribed thereto in Section 3.3(b).

(n)	“Development Management Fee” has the meaning ascribed thereto in Section 4.1.

(o)	“Development Schedule” means the development schedule prepared by the Development Manager pursuant to Section 3.2(g), as amended from time to time.

(p)	“Documents” has the meaning ascribed thereto in Section 5.4.

(q)	“Event of Default” means, in the case of the Development Manager, any of the following:

(i)	the material failure of the Development Manager to perform its duties and discharge its obligations under this Agreement competently and expeditiously as provided in this Agreement except as caused by Force Majeure (and for the purposes of this definition a material failure means any failure other than one that is minor, insubstantial or not reasonably likely to prejudice the Owner in any material way); or

(ii)	the Development Manager commits an act of fraud, material misrepresentation, wilful misconduct, malfeasance or misfeasance; or

(iii)	the filing by or against the Development Manager pursuant to any statute of Canada or any Province thereof of a petition in bankruptcy or insolvency, or the appointment of a receiver or trustee of all or substantially all of the assets of the Development Manager, which is not dismissed, vacated or set aside within sixty (60) days of the filing thereof, or the making of an assignment for the benefit of creditors, or a petition for or entering into by the Development Manager of an arrangement or composition with its creditors or committing or threatening to commit any acts of bankruptcy at any time when the Development Manager is insolvent, or the filing of any application under the Companies' Creditors Arrangement Act (Canada) or ceasing to carry on business for more than thirty (30) consecutive days, or a resolution is passed or an order is made for the winding-up, liquidation, revocation or cancellation of incorporation of such person except as part of a bona fide reorganization.

(r)	“Force Majeure” means any event or cause (other than financial inability) which is beyond the control of a party and which prevents the performance by such party of any obligation hereunder (including without limitation, pandemic (including the ongoing COVID-19 global pandemic), strikes or other labour or industrial disturbances, civil disturbances, acts, orders, legislation, regulations or directives of any governmental or other public authorities, acts of the public enemy, war, riot, sabotage, blockage, embargo, shortage of materials and supplies, shortage of labour, lightning, earthquake, fire, storm, hurricane, flood, washout, explosion, act of God and delays caused by any other party hereto). Notwithstanding the foregoing, “Force Majeure” shall not include any such event or cause which was or is avoidable by the exercise of reasonable efforts or foresight by such party (acting in a commercially reasonable manner).

(s)	“Government Authority” means any person, body, department, bureau, agency, board, tribunal, commission, branch or office of any federal, provincial, regional or municipal government having jurisdiction over part or all of the Lands and the Project.

(t)	“Improvements” means the Services, structures and improvements to be constructed by or on behalf of the Owner on the Lands, including the Units, as Approved by the Owner where applicable from time to time, storage, parking, lighting and landscaping features, any chattels owned or acquired by the Owner for the operation of the Lands and includes any additional improvements or structures from time to time built by the Owner upon the Lands, Approved by the Owner where applicable from time to time; and "Improvement” means any part of the Improvements included in the Project.

(u)	“Major Decisions” has the meaning ascribed thereto in Section 6.3.

(v)	“Owner’s Development Solicitor” means the law firm retained by the Owner to assist the Owner with completing the necessary agreements with the Governmental Authorities, adjacent property owners, utility providers and purchasers of Units in the Project to permit the development of the Project.

(w)	“Project” means the Lands together with the development and construction of the Improvements and the Project Building from time to time constructed and installed thereon or therein.

(x)	“Project Bank Account” has the meaning ascribed thereto in Section 3.4(h).

(y)	“Project Balance Sheet” has the meaning ascribed thereto in Section 3.4(d).

(z)	“Project Building” means any building to be constructed on the Lands, including but not limited to a condominium development and the units contained therein.

(aa)	“Project Lender” has the meaning ascribed thereto in Section 10.3.

(bb)	“Project Team” includes the Owner, its Consultants, the Owner’s Development Solicitor and the Development Manager and its Consultants.

(cc)	“Services” means all services, as such term is commonly used in the residential condominium development industry necessary to permit the construction of Units on the Lands and as may be required by any Government Authority pursuant to any subdivision, development, condominium, site plan or like agreements applicable to the Lands, including mechanical, electrical, HVAC, storm and sanitary sewers, functioning water service, water pumping station, utilities, roads, sidewalks and landscaping.

(dd)	“Substantial Completion” means completion of any Improvements in accordance with the Applicable Law and the Development Plan and delivery to the Owner of a certificate of the Architect in charge of construction of the Improvements, certifying that in its opinion the Contracts have been substantially performed in accordance with the requirements for substantial performance under the Construction Act of Ontario, and publication of substantial performance as required under the said act.

(ee)	"Tarion" means the Tarion Warranty Company.

(ff)	“Term” means that period of time commencing on the date of this Agreement and ending on the date that all Units on the Project have been one hundred percent (100%) constructed, unless the Term of this Agreement is terminated earlier in accordance with the provisions hereof.

(gg)	“Units” means residential condominium units to be constructed on the Land, forming part of the Improvements, and sold to the public.

(hh)	“Written Order” has the meaning ascribed thereto in Section 10.3.

ARTICLE II
REPRESENTATION AND APPOINTMENT

2.1	Appointment of Development Manager. The Owner hereby appoints and retains the Development Manager as agent to carry out for and on behalf of the Owner the supervision of certain aspects of the Project as set out herein, including but not limited to implementation, construction, and project management and administration in connection with the Project. The Development Manager hereby accepts the appointment and retainer and covenants and agrees with the Owner that, subject to and in accordance with the terms and conditions hereof, it shall provide, or arrange for the provision of, the necessary services to carry out the Project in a competent, diligent, efficient and cost effective manner pursuant to industry standards and, without limitation, perform the services set forth in Article III, for the Term of this Agreement.

ARTICLE III
SERVICES

3.1	General Services. The Development Manager shall provide the following general services to the Owner:

(a)	arranging for the retention of services of persons, firms or corporations to act as trades for the construction operations of the Property, and for retaining, at the expense of the Owner and subject to the Approval of the Owner, all necessary Consultants and professional services required;

(b)	field supervision of all Consultants and overseeing and directing Consultants in the actual construction of Units and appurtenant Improvements thereto upon the Property; and

(c)	managing the day-to-day affairs and operations of the Project.

3.2	Pre-Development Duties. The Development Manager covenants and agrees with the Owner, subject to instructions received from the Owner and as Approved by the Owner, to be responsible for arranging for and coordinating the required approvals, permits, consents, licenses necessary for the Project as well as assisting the Owner’s Development Solicitor with coordinating and completing such agreements with Government Authorities as may be required to permit the development of the Project. In furtherance of the foregoing objectives, the Development Manager shall do or cause to be done by the Consultants, the following:

(a)	Meetings. Meet periodically with the Owner, when deemed necessary by the Development Manager to deal with all aspects of the planning of the Project.

(b)	Design Input. Oversee and cause the Architect, when necessary, to provide design input and coordination so as to maximize efficiency and minimize costs.

(c)	Sales and Marketing. Assist the Owner’s retained sales and marketing agent(s) or Consultant(s) with the coordinating the preparation of sales and marketing materials for the Project.

(d)	Consultants. Retain the Consultants necessary for the Project subject to Approval by the Owner, as required.

(e)	Planning Schedules. Oversee the preparation of planning schedules for the execution of the construction work.

(f)	Concept and Working Drawings. Coordinate and direct the design team to ensure timely preparation of schematic design concept and working drawings, and review all such drawings.

(g)	Development Schedule. Develop and submit to the Owner for Approval, and implement a schedule of activities (the “Development Schedule”).

(h)	Approved Development Budget. Prepare and submit for the Approval of the Owner the proposed budget with respect to the completion of the Project, setting forth in detail all development costs, including the breakdown of total estimated Construction Costs into all appropriate categories which categories include, without limitation, Construction Related Hard Costs, Construction Related Soft Costs and appropriate contingency amounts as necessary for the financing of the Project.

3.3	Construction Duties. The Development Manager shall be responsible for the administration of the design, development and construction of the Project and to ensure that all Improvements are carried out in a good, workmanlike and professional manner and with quality materials in accordance with the final plans and specifications, and otherwise in accordance with the terms and provisions of this Agreement. In furtherance of this objective, the Development Manager shall do or cause to be done by other independent Consultants, the following:

(a)	Meetings. Meet with the Owner as often as deemed necessary by the Development Manager to deal with all or any particular aspects of the Development.

(b)	Development Plan and Development Schedule. Prepare, for the Approval of the Owner, the proposed development plan for the Project, which shall include all surveys, plans, drawings, sketches and specifications with respect to the Improvements, summaries of site tests and other data as the Development Manager deems relevant or appropriate in the circumstances (“Development Plan”). Ongoing monitoring of the Development Schedule and Development Plan to ensure the Project is be completed in accordance with the Approved Development Budget and that no amendments are made thereto without the Approval of the Owner.

(c)	Construction Manager and Consultants. Subject to the Approval of the Owner, the appointment of the Construction Manager and the tendering and award of trade contracts to Consultants. The Development Manager shall be responsible for the ongoing coordination, monitoring and directing the work of all successful Consultants or, if using its own agents for certain work as Approved by the Owner, carrying out such construction activities and coordinating all such work with the activities and responsibilities of the Project Team.

(d)	Entering into and Administration of Contracts. Subject to the provisions hereof, enter into all Contracts and scrutinize and settle the accounts of the Consultants and supervise and use its reasonable commercial efforts to ensure their performance relating to such Contracts. Supervise and administer all Contracts including processing payment thereof and administer and comply with all hold-back requirements under Applicable Laws and provide copies of all Contracts to the Owner, if requested. Notwithstanding the foregoing, the Development Management shall obtain the Approval of the Owner, prior to entering into any Contract with an annual cost exceeding one hundred thousand dollars ($100,000).

(e)	Municipal Agreements. Assist the Owner’s Development Solicitor with negotiation with all Government Authorities and bodies and utility authorities respecting site plan approval, draft plan approval under the Planning Act (Ontario) and the subdivision, development and other agreements relating to the Project.

(f)	General. Coordination of all site activities, initiate and coordinate occupancy inspections for Unit owners and generally, carry out such other duties as are normally carried out by a project manager of a development similar in size, scope, quality and location to the Project.

(g)	Post Construction Duties. Co-ordination of after sales service and warranty issues, including all Tarion requirements, warranty claims, and recovery of municipal and Tarion deposits.

3.4	Administrative Duties. In connection with its duties under this Agreement, the Development Manager shall carry out all necessary or desirable administrative duties in regard to the Project including the following:

(a)	Books of Account. Keep proper and separate books of account and records for the Project and establish, implement and maintain costs control and accounting procedures in regard to the Project. Such books of account shall be maintained on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and shall show all items of income and expense, all assets and liabilities. The Owner, or its representatives, shall have access at all reasonable times to all books and records pertaining to the Project which are in the possession or control of the Development Manager.

(b)	Reports. Provide monthly reports to the Owner specifying in reasonable detail the status of the Project and the costs incurred to date.

(c)	Progress Report. Submit periodic written reports to the Owner, not less frequently than monthly, on the status of the Project expenditures against the Approved Development Budget and progress against the Development Schedule and to promptly notify the Owner in the event the Project is not on budget or on schedule.

(d)	Financial Reports. Not less frequently than quarterly, prepare and submit to the Owner the following financial reports relating to the quarter in question a summary of costs to date compared to the Approved Development Budget and a revised estimate of cost to complete (the "Project Balance Sheet").

(e)	HST. Administer HST obligations of the Owner in regard to the Project.

(f)	Bills and Invoices. Subject to as otherwise provided for in this in this Agreement, to cause all carrying charges and other expenses relating to the operation of the Project including, Contractors, wages, fuel costs and insurance premiums to be paid as they become due and any other expenses and costs as contemplated in the Approved Development Budget, to be paid out by the Owner.

(g)	Notifications. Promptly give notice to the Owner of any damage to the Development when the Development Manager becomes aware of such damage and copies of any notices given by the Development Manager to any insurer of the Project with respect to any claim against the Project, the Owner or any circumstances which might give rise to any such claim.

(h)	Banking. In order to allow the Owner to advance funds related to the Project, the Development Manager shall open a separate bank account for the Project at a bank, Approved by the Owner, and in the name of the Owner (the “Project Bank Account”), and will handle all banking necessary for the due performance of the accounting and administrative functions of the Development Manager under Section 3.4 and for the receipt and disbursements of all moneys of the Owner pertaining to the Project required to be attended to by the Development Manager; the Development Manager shall deposit in the Project Bank Account all cash, cheques and other negotiable instruments received by the Development Manager pursuant to this Agreement; the Development Manager shall deal with such cash, cheques and negotiable instruments in accordance with sound management practices so that the Owner is adequately protected and in accordance with any directive from the Owner. The Development Manager acknowledges that all moneys received by the Development Manager pursuant to any of the obligations provided for in this Agreement for or on account of the Owner shall be received by the Development Manager and held by the Development Manager for the account of and in trust for the Owner and shall be dealt with in accordance with this Section 3.4 The Development Manager shall provide the Owner with monthly statements summarizing all deposits and receipts made to and all withdrawals and cheques issued from the Owner trust account referred to herein. The Development Manager shall advise the Owner of each account (if more than one, as Approved by the Owner) maintained pursuant to this Section 3.4. The Development Manager will ensure that the Owner will at all times have view only internet access to the account(s) maintained pursuant to this Section 3.4. All disbursements made by the Owner or on its behalf in connection with the development and management of the Project shall be made from such account(s). The Owner acknowledges and agrees that the Development Manager will pay all Construction Costs directly from the Project Bank Account and the Owner agrees to fund the Project Bank Account with such funds as may be requested of it from time to time by the Development Manager so as to ensure that the Development Manager is able to pay the Project’s Construction Costs as they become due.

(i)	Services. Provide clerical and administrative services as may reasonably be required to carry out its duties hereunder.

(j)	General. Generally do and perform and contract for all things necessary for the proper and efficient operation, maintenance, repair and management of the Project.

3.5	Standard of Performance. All obligations of the Development Manager under this Agreement will be performed in accordance with the standards of a responsible and prudent developer and builder as if the Development Manager was constructing the Project as their own project and will be conducted in a competent and efficient manner.

3.6	Approved Development Budget. The Approved Development Budget shall not be amended without the Approval of the Owner and the Development Manager shall, subject to variation Approved by the Owner, adhere to the Approved Development Budget in respect of the services to be performed by it covered by such Approved Development Budget. For greater certainty, if the Approved Development Budget cannot be met, the Development Manager shall be required to prepare and submit an amended budget for the Approval of the Owner.

ARTICLE IV
PAYMENT FOR SERVICES

4.1	Payment. The Owner will pay the Development Manager a management fee in the amount of [] Dollars ($[] plus applicable taxes, for all of the Development Manager’s services set out herein, as outlined in Article III hereof and as otherwise set out in this Agreement (the “Development Management Fee”).

4.2	Payment of Development Management Fee. The Development Management Fee shall be paid in sixty (60) equal monthly installments in the amount of [ ] Dollars ($[]) plus applicable taxes, payable on the first of each month commencing in advance on January 1, 2022 or on such later date as may be mutually agreed upon between the Development Manager and the Owner. In the event that the Owner fails to adhere to the payment provisions of this Section 4.2, the Development Manager shall, upon providing written notice to the Owner, be entitled to pay any such portion of the Development Management Fee owing to it from the Project Bank Account.

4.3	Delays. If the completion of the Project is delayed for any reason, the Development Manager shall continue to perform services hereunder through to the completion of the Project, utilizing best efforts to achieve targets and undertaking services in a professional manner.

ARTICLE V
TERMINATION

5.1	End of Term. This Agreement will automatically terminate upon the end of the Term.

5.2	Termination by Owner. In the event of the occurrence of an Event of Default of the Development Manager, the Owner may give written notice (the “Notice”) to the Development Manager specifying the Event of Default and if, within ten (10) business days of receipt of any Notice, the Development Manager fails to cure the Event of Default, the Owner shall have the right to terminate this Agreement by written notice (the "Termination Notice") to the Development Manager.

5.3	Payment of Construction Costs and Unpaid Management Fee. In the event of the termination of this Agreement pursuant to Section 5.2, at any stage, all Construction Costs and other reasonable expense incurred by the Development Manager in connection with the Project or arising out of such termination will be payable by the Owner within thirty (30) days from the date of invoice. In addition, any unpaid portion of the Development Management Fees due to the date of termination due to the Development Manager shall be pro rated and become due and payable for the period up to the effective date of termination.

5.4	Return of Documents. Upon termination of this Agreement for any reason, all data, plans, specifications, reports, estimates, summaries, completed work, all work in progress, and such other information, materials and documents as may have been accumulated by the Development Manager in performing the Services under this Agreement (the “Documents”), shall be promptly delivered to the Owner, in a form satisfactory to the Owner; save one copy of such material which the Development Manager shall be entitled to retain for their records. In the event this Agreement is terminated before the completion of the Project, the Development Manager shall cooperate fully with the Owner to effect an orderly administrative transition or withdrawal.

5.5	Contracts. Upon termination of this Agreement for any reason, the Development Manager shall assign and the Owner shall assume all Contracts entered into by the Development Manager on behalf of the Owner if such Contracts have been duly and properly entered into in accordance with the terms of this Agreement.

5.6	Other Obligations. Upon termination of this Agreement prior to completion of the Project pursuant to Section 5.2, the Development Manager shall:

(a)	pay over all monies collected or held for the benefit of the Owner, after deducting any amounts owing to the Development Manager pursuant to Section 5.3;

(b)	arrange for all signing authority of the Development Manager for the Project Bank Account to be cancelled; and

(c)	co-operate with all diligence with the Owner and any subsequent development manager, at no cost to the Development Manager, in order to ensure a harmonious transition of the duties and obligations to any subsequent development manager.

5.7	Force Majeure. Delays in or failure of performance by either party under this Agreement shall not constitute default hereunder or give rise to any claim for damages if and to the extent caused by Force Majeure. The provisions of this clause shall not operate to excuse the Owner from making payments to the Development Manager, as herein provided.

ARTICLE VI
AUTHORITY OF DEVELOPMENT MANAGER

6.1	Decisions. Subject to the provisions of this Agreement, all day-to-day decisions regarding the operations and administration of the Project shall be made by the Development Manager.

6.2	Authority to Contract. The Development Manager shall engage the services of and supervise the Consultants as Approved by the Owner. The Owner will be responsible for the payment of all costs and expenses in connection with Contracts negotiated by the Development Manager and all other Project related costs as they become due.

6.3	Major Decisions. Notwithstanding anything contrary to the foregoing, the Development Manager shall not make or effect any decisions relating to the following major decisions (each individually a “Major Decision”, collectively the “Major Decisions”) without the Approval of the Owner:

(a)	the sale of the Lands, Improvements or Units;

(b)	the approval of or termination of the Construction Manager;

(c)	the approval of any third party financing for the Project; and

(d)	any change, alteration or termination of any listing agreement entered into with the Owner in respect of sale of the Units of the Project.

ARTICLE VII
CONFIDENTIALITY AND NON-COMPETITION

7.1	Confidentiality. The parties shall not divulge any information that has been given to them or acquired by them on a confidential basis in the course of carrying out services as provided herein. This provision shall survive the termination of this Agreement.

7.2	Non-Competition. During the Term, unless otherwise agreed to in writing by the Owner, the Development Manager shall not, on its own behalf or in connection with any other person, directly or indirectly, in any capacity whatsoever including, without limitation, as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier, trustee or by and through any corporation, company, co-operative, partnership, trust, entity with juridical personality, unincorporated association or otherwise carry on, be engaged in, have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business which is competitive with the interests of the Project or the sale of units of any commercial development that is within five (5) kilometers of the Lands.

ARTICLE VIII
INSURANCE

8.1	Insurance Coverage. The Development Manager shall assist the Owner in obtaining appropriate insurance for the Lands and the Project depending on the stage of the Project. The Development Manager shall provide copies of all such insurance to the Owner and on a continual basis assist the Owner in obtaining prudent insurance to be carried with respect to the Project and the insurance shall be adjusted as required, including but on limited to, in order to accommodate any Project Lender (as defined below) or other lender requirements.

ARTICLE IX
DEVELOPMENT MANAGER AS AN INDEPENDENT CONTRACTOR

9.1	Independent Contractor. In performing Services pursuant to this Agreement, the Development Manager shall operate as and have the status of an independent contractor and neither the Development Manager nor any of its employees shall be deemed to be employees of the Owner. The authority granted to the Development Manager by the Owner is that of a limited agent and the terms of said authority are as set forth in this Agreement.

ARTICLE X
OBLIGATIONS OF OWNER and Development Manager

10.1	General. In order to enable the Development Manager to carry out its services under this Agreement, the Owner will:

(a)	provide full information as to its requirements for the Project;

(b)	supply the Development Manager at no cost with all reports, surveys, reference plans, strata air rights plans, studies, soil tests and generally all information and data pertaining to the Project, existing structures and facilities, ownership of lands, easements and rights-of-way which the Owner has or are available to the Owner. The Development Manager, acting prudently, shall be entitled to rely on the accuracy, competence and completeness of such material;

(c)	receive and examine all studies, reports, sketches estimates, specifications, drawings, contracts, proposals and other documents presented by the Development Manager and render in writing decisions pertaining thereto within a reasonable time so as not to delay the Development Manager’s services and/ or increase the cost of the Project;

(d)	promptly pay all Construction Costs or other costs related to the Project including but not limited to any development charges, levies and permit costs; and

(e)	give prompt notice to the Development Manager of:

(i)	any fact or occurrence or failure of occurrence of which the Owner becomes aware which may reasonably be suspected as indicative of a material failure of any of the duties of the parties with whom the Development Manager have contact on behalf of the Owner, as such duties are known and understood by the Owner;

(ii)	any known or anticipated situation of which the Owner is aware which may alter or modify the Project scope; and

(iii)	the employment by the Development Manager of any personnel unsatisfactory to the Owner in the performance of the services set out in this Agreement.

10.2	Further Assurances. The Owner agrees to execute all documents, complete all applications, and generally do all things either necessary or advisable to effect the obtaining of permits and licenses and the completion of the Project without delay and in connection with the obtaining of tax rebates, tax exemptions, government grants or other financial assistance for the Project.

10.3	Payment of Construction Costs. At any time, the Development Manager shall be entitled to notify the Owner for payment of Construction Costs by delivering to the Owner a written order (“Written Order”) for payment thereof, provided that same are due and payable by the Development Manager, or the Owner, as the case may be, to third party contractors, Consultants or suppliers of services or materials with respect to the Project. Each Written Order shall:

(a)	state the aggregate amount of Construction Costs previously paid to or as directed by the Development Manager under this Section 10.3;

(b)	state the amount of the Construction Costs paid or payable by the Development Manager on behalf of, or by, the Owner at the date of the Written Order (in addition to the Construction Costs previously paid pursuant to Subsection 10.3(a)), indicating which amounts have been paid and those which are immediately payable but not yet paid; and

(c)	state that all amounts included in such Written Order are Construction Costs which are due and payable to third party contractors, Consultants or suppliers of services or materials, and describing the items constituting such Construction Costs in reasonable detail.

Each Written Order shall be delivered to the Owner and shall be signed by an officer of the Development Manager and shall state that all Construction Costs set forth in such Written Order, payment or reimbursement of which is requested in such Written Order, are Construction Costs incurred in accordance with the Approved Development Budget and this Agreement. Within five (5) business days of the receipt of such Written Order together with such supporting documentation and to the extent that such amounts are not available from the project lender(s) for which the Owner has obtained financing for the Project (the “Project Lender”), the Owner shall cause to be paid to, or as directed by, the Development Manager, the amount of the Construction Costs set forth in such Written Order and in respect of which payment is requested by the Development Manager. All such amounts shall be received by the Development Manager in trust and the Development Manager shall forthwith apply such moneys to the payment of any amounts specified pursuant to Subsection 10.3(b) hereof as being payable but which are not yet paid, subject to any applicable hold-backs requirements under Applicable Laws. The Development Manager shall endeavour at all times to contemporaneously make such requests of the Project Lender, if any (and supply all required material in support of such request) for mortgage draws to pay the Construction Costs, it being the intention of the parties that payment of all Construction Costs, after third party financing of the Project has been arranged, shall be funded from mortgage draws without necessity of funding being required from the Owner.

10.4	Indemnity by Owner. The Owner shall and does hereby agree to indemnify and save the Development Manager harmless from and against all costs, liabilities, claims, demands, lawsuits or damages (collectively, the “Claims”) suffered or incurred by the Development Manager arising from any Claims brought against the Development Manager arising out of or in connection with the Project, except for any Claims arising out of the Development Manager’s negligence, wilful misconduct, fraud or breach of any of its representations, warranties, covenants or obligations under this Agreement.

10.5	Indemnity by Development Manager. The Development Manager shall and does hereby agree to indemnify and save the Owner harmless from and against all Claims brought against the Owner arising out of or in connection with the Project by reason of negligence, wilful misconduct, fraud or breach of any representations, warranties, covenants or obligations of the Development Manager under this Agreement.

ARTICLE XI
GENERAL

11.1	All notices, consents, approvals, statements, authorizations, documents, or other communications, required or permitted to be given hereunder shall be in writing and shall be delivered personally or by telecopier, facsimile transmission or other electronic communication which results in a written or printed notice being given (including by electronic mail via the Internet), to the parties hereto at their respective addresses set forth hereunder, namely:

to the Owner:	[ ] Attention: E-mail:

to the Development Manager:	[ ] Attention: Email:

or at any such other address or addresses as may be given by any of them to the other in writing from time to time. Such Notice, if delivered personally or by telecopier, facsimile transmission or other electronic communication which results in a written or printed notice being given (including by electronic mail via the Internet), shall be deemed to have been given on the day and at the time of personal delivery or telecopy or other electronic transmission, if delivered or transmitted prior to 5:00 p.m. on a business day, or if not prior to 5:00 p.m. on a business day, on the business day next following the day of delivery or telecopy or other electronic transmission, as the case may be.

11.2	Assignment. The provisions of this Agreement shall not be assignable by the Development Manager without the prior written consent of the Owner.

11.3	Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns.

11.4	Entire Agreement. This Agreement expresses the entire and final agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by all the parties hereto and any amendment, alteration or qualification shall be null and void and shall not be binding upon any party who has not given his consent as aforesaid.

11.5	Governing Law. This Agreement shall be governed by and construed solely in accordance with the laws of the Province of Ontario.

11.6	Currency. All references to money shall refer to Canadian funds.

11.7	Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

11.8	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.9	Non-Merger. All remedies and Claims arising under the provisions and covenants contained in this Agreement shall survive the expiry or other termination of this Agreement.

11.10	Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or by electronic transmission in portable document format (PDF) of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or by electronic transmission in portable document format (PDF) shall also deliver an originally executed counterpart of this Agreement, but the failure to deliver an originally executed copy does not affect the validity, enforceability or binding effect of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

The undersigned parties have executed this Agreement as of the date first written above.

[ ]

Per:
Name:
Title:

I/We have the authority to bind the Corporation

LORENZO DEVELOPMENTS INC.

Per:
Name:
Title:

I/We have the authority to bind the Corporation

SCHEDULE “A”

THE LANDS

【】, Toronto, Ontario

【】, City of Toronto, as may be further described in PIN 06156-0003 (LT).